Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 26, 2023
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com
FHLB Des Moines Announces Capital Stock Requirement Changes and
Third Quarter 2023 Dividend and Financial Results
Capital Stock Requirement Changes
On October 26, 2023, the Bank announced changes to its requirements for membership stock and activity stock on outstanding advances pursuant to its Capital Plan. Specifically, the Bank will be reducing its membership stock requirement from 0.12 percent to 0.06 percent of a member’s total assets, with no change to the cap of $10 million and floor of $10,000. In addition, the Bank will be increasing its activity stock requirement on advances only from 4.00 percent to 4.50 percent. These changes become effective December 15, 2023.
Dividend
The Board of Directors approved a third quarter 2023 dividend at an annualized rate of 8.50 percent on activity-based stock, an increase of 0.55 percent from the prior quarter, and 3.00 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $123 million, based on average stock outstanding during the third quarter of 2023, are expected to be paid on November 13, 2023.
Third Quarter 2023 Financial Highlights
•Net income of $265 million
•Affordable Housing Program (AHP) assessments of $30 million
•Advances totaled $122.3 billion
•Mortgage loans held for portfolio, net totaled $9.5 billion
•Letters of credit totaled $7.5 billion
•Retained earnings totaled $3.0 billion
Community Impact
During the third quarter of 2023, the Bank disbursed $10 million of AHP funds through its Competitive and Set-Aside down payment assistance programs as a part of its ongoing mission to support members’ affordable housing and community development needs. During the nine months ended September 30, 2023, the Bank also disbursed various discretionary community and housing contributions. In partnership with our Hawaii members and related trade associations, the Bank provided $5 million to local organizations in support of communities impacted by the Maui wildfires during the third quarter of 2023. The Bank also awarded $15 million through a matching program with our members to hundreds of non-profit and government agencies through the Member Impact Fund, a discretionary non-AHP program, during the second quarter of 2023.

Financial Results Discussion
Net Income - For the three and nine months ended September 30, 2023, the Bank recorded net income of $265 million and $706 million compared to $131 million and $284 million for the same periods in 2022.
Net Interest Income - For the three and nine months ended September 30, 2023, net interest income increased $143 million and $538 million when compared to the same periods in 2022. The increase for both periods was driven primarily by higher short-term interest rates, which improved earnings on invested capital, and growth in advance balances.
Other Income (Loss) - For the three and nine months ended September 30, 2023, other income (loss) increased $15 million and decreased $42 million when compared to the same periods in 2022. The change for both periods was primarily driven by changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives.

Other Expense - For the three and nine months ended September 30, 2023, other expense increased $9 million and $29 million when compared to the same periods in 2022. The increase for both periods was primarily due to discretionary community and housing contributions of $5 million and $17 million.
Assets - The Bank’s total assets increased to $190.7 billion at September 30, 2023, from $164.2 billion at December 31, 2022, driven primarily by an increase in advances and investments. Advances increased $11.1 billion due mainly to an increase in borrowings by depository institution members and insurance companies. Investments increased $13.3 billion primarily due to an increase in short-term investments of $8.3 billion, mainly securities purchased under agreements to resell and federal funds sold, as well as the purchase of agency mortgage-backed securities.
Capital - Total capital increased to $9.6 billion at September 30, 2023 from $8.8 billion at December 31, 2022, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances, and an increase in retained earnings.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	September 30, 2023	December 31, 2022
Investments	$56,667	$43,381
Advances	122,258	111,202
Mortgage loans held for portfolio, net	9,546	8,348
Total assets	190,668	164,169
Consolidated obligations	178,081	153,507
Capital stock - Class B putable	6,811	6,250
Retained earnings	3,005	2,618
Total capital	9,610	8,751
Total regulatory capital[1]	9,828	8,883
Regulatory capital ratio	5.15%	5.41%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Operating Results	2023	2022	2023	2022
Net interest income	$340	$197	$959	$421
Provision (reversal) for credit losses on mortgage loans	—	—	1	3
Other income (loss)	3	(12)	(29)	13
Other expense	48	39	144	115
Affordable Housing Program assessments	30	15	79	32
Net income	$265	$131	$706	$284
Performance Ratios
Net interest spread	0.42%	0.55%	0.42%	0.48%
Net interest margin	0.74	0.69	0.71	0.58
Return on average equity (annualized)	11.31	7.64	10.28	6.03
Return on average assets (annualized)	0.56	0.46	0.51	0.38

The financial results reported in this earnings release for the third quarter of 2023 are preliminary until the Bank announces unaudited financial results in its Third Quarter 2023 Form 10-Q filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.